UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 11, 2008
CytoCore, Inc.
(Exact name of registrant as specified in charter)

Delaware	0-935	36-4296006

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

414 North Orleans Street, Suite 510, Chicago, Illinois	60654

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (312) 222-9550
N/A
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01 Financial Statements and Exhibits
SIGNATURES
Exhibit 99.1

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On August 14, 2008, CytoCore, Inc. announced the appointment of Eric Cohill as President of the Company. His appointment became affective on August 11, 2008. Richard A. Domanik, Ph.D. will continue as Chief Operating Officer of CytoCore.
     Mr. Cohill, 47, joined the company as Senior Vice President of Sales and Marketing in April of this year. Prior to joining CytoCore, Mr. Cohill served as Vice President of Sales of Viking Systems, Inc., a publicly-traded company that designs, develops and manufactures high-performance laparoscopic vision systems, where he was hired to build a national sales force in the United States and helped launch Viking System’s three dimensional laparoscopic system to the U.S. hospital market. From September 2004 to October 2005, Mr. Cohill was Sales Director of Laserscope, Inc., a leading provider of medical laser systems for surgical and aesthetic applications, where he launched a U.S. direct sales team, hired sales representatives, and managed distribution relationships. From April 2003 to August 2004, he acted as Vice President of Sales at Curon Medical, Inc., and from October 2000 to April 2003 served as Director of Sales of CryoGen, Inc. Mr. Cohill also worked for over 14 years at United States Surgical Corporation, now Covidien AG, serving in several positions including Divisional Business Director of the Auto Suture Company. Mr. Cohill received his B.A. in marketing from Kutztown University. There are no arrangements or understandings between Mr. Cohill and any other party regarding his appointment, no family relationships between the new President and any officer of director of the company, and no related person transactions.
Item 9.01 Financial Statements and Exhibits.
     99.1      Press Release dated August 14, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CytoCore, Inc.
Dated: August 15, 2008	By: /s/ Robert F. McCullough, Jr.
Robert F. McCullough, Jr.
Chief Executive Officer, Chief Financial Officer and Director